Exhibit 10.37

LION BIOTECHNOLOGIES, INC.

2017 CORPORATE GOALS—CASH BONUS PLAN

Purpose:

The Board of Directors of Lion Biotechnologies, Inc. (the “Company”) hereby adopts the following corporate goals for the determination of cash bonuses to be paid for the 2017 fiscal year to qualified participating employees upon the achievement of corporate goals and a review of personal performance.

2017 Corporate Goals:

The target bonus payable to participating employees and officers will range from 10% to 30% of such recipient’s 2017 base salary, and the target cash bonuses for senior executive officers will be based on the percentage set forth in each executive officer’s employment agreement (which agreements provide for bonuses in the range of 35% to 50% of such executive’s 2017 base salary). The Company’s goal is to pay any earned bonus by March 15 of the year following the year in which the bonus is earned. The cash bonuses that officers and employees can receive will be based upon the following corporate goals and on a subjective evaluation of an individual’s performance. The corporate goals and objectives for each participant will be based on meeting certain goals with respect to the Company’s operational performance as follows: (i) Transferring the Company’s proprietary process for manufacturing the Company’s autologous cell therapy products to two of its manufacturers (weighted at 30%); (ii) further defining the registration path for LN-144 (weighted at 20%); (iii) completing enrollment of patients in a portion of the Company’s Phase 2 melanoma study by a specified date (weighted at 15%); (iv) enrolling specified number of patients by certain dates in the Company’s cervical and head and neck studies (weighted at 10%); (v) initiation of studies for two other indication (weighted at 10%); (vi) enrolling patients in pancreatic and glioblastoma trials (weighted at 5%); and (vii) meeting other team performance and budgetary goals (weighted collectively at 10%).

The Company’s Board of Directors and its Compensation Committee reserve the right to modify these goals and criteria at any time, to pay bonuses greater than the target percentages, and to grant bonuses to the participants even if the performance goals are not met.